News Release

Pioneer Natural Resources Company Reports Second Quarter 2020 Financial and Operating Results

Dallas, Texas, August 4, 2020 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended June 30, 2020. Pioneer reported a second quarter net loss attributable to common stockholders of $439 million, or $2.66 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, the non-GAAP adjusted loss for the second quarter was $54 million, or $0.32 per diluted share. Cash flow from operating activities for the second quarter was $328 million.

Highlights

•Delivered strong second quarter free cash flow1 of $165 million

•Averaged second quarter oil production of 215 thousand barrels of oil per day (MBOPD)

•Averaged second quarter production of 375 thousand barrels of oil equivalent per day (MBOEPD)

•Reported capital expenditures2 of $235 million during the second quarter, underspending revised capital budget

•Reduced second quarter lease operating expense (LOE) per barrel oil equivalent (BOE) by 16% from the first quarter

•Maintained 2020 capital expenditure guidance, while increasing 2020 oil production guidance by approximately 2.5%; continuing the trend of improved capital efficiency

President and CEO Scott D. Sheffield stated, "Although the macroeconomic environment presented challenges, Pioneer delivered another excellent quarter, with continued strong operational execution. The Company generated $165 million of free cash flow1 through significant cost reductions and operational efficiency improvements. The improvements in capital efficiency during the second quarter led to a 2.5% increase in our full-year oil production guidance, while maintaining our previous capital spending range.

Pioneer is also initiating a long-term investment framework that is underpinned by a cash flow reinvestment rate between 70% to 80%, prioritizing free cash flow generation and return of capital, while maintaining a strong balance sheet. Based on current strip pricing, this framework targets a total return to shareholders of 10% or greater, consisting of a competitive and growing base dividend, a variable dividend and oil growth of five percent plus. I am confident this framework will allow us to return a significant amount of capital to shareholders, while providing the flexibility to manage through commodity price cycles, strengthening Pioneer's investment proposition."

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the second quarter of $180 million and net debt of $2.0 billion. The Company had $1.7 billion of liquidity as of June 30, 2020, comprised of $180 million of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of June 30, 2020).

During the second quarter, the Company’s drilling, completion and facilities capital expenditures totaled $211 million. The Company’s total capital expenditures2, including water infrastructure, totaled $235 million.

Cash flow from operating activities during the second quarter was $328 million, leading to free cash flow1 of $165 million for the quarter.

Financial Results

For the second quarter, the average realized price for oil was $23.16 per barrel. The average realized price for natural gas liquids (NGLs) was $12.65 per barrel, and the average realized price for gas was $1.15 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $6.27 per BOE. Depreciation, depletion and amortization (DD&A) expense averaged $12.21 per BOE. Exploration and abandonment costs were $10 million. General and administrative (G&A) expense was $60 million. Interest expense was $33 million. Other expense was $90 million, or $12 million excluding unusual items3.

Operations Update

Pioneer continued to see strong efficiency gains during the second quarter, enabling the Company to place 75 horizontal wells on production. During the first half of 2020, drilling operations averaged approximately 1,125 drilled feet per day and completion operations averaged approximately 1,775 completed feet per day, continuing to surpass original full-year 2020 expectations.

Pioneer's well costs continue to benefit from these efficiency gains and service cost deflation, leading to cost reductions of approximately $1.8 million per well, or approximately 20%, when compared to the Company's original 2020 budget. The trend of reducing well costs continues to significantly improve capital efficiency. Pioneer expects approximately 60% of the achieved well cost savings this year to be sustainable through commodity price cycles.

The Company's production costs also remain a focus and continue to trend lower. Horizontal LOE was $2.17 per BOE during the second quarter, a 13% decrease when compared to the first quarter of 2020 and a 27% decrease from the first quarter of 2019. The improved cost structure continues to drive strong margins and provide incremental cash flow for Pioneer.

The Company continues to proactively curtail lower-margin, higher-cost vertical well production in the current commodity price environment, benefiting operating costs. Pioneer curtailed approximately 7 MBOPD of net production during the second quarter and expects approximately 6 MBOPD to remain curtailed in the current commodity price environment. Decisions to bring curtailed production back online are economically driven and evaluated on a well-by-well basis.

Full-Year 2020 Update

The Company is maintaining its 2020 drilling, completions and facilities capital budget range of $1.3 billion to $1.5 billion, with an additional approximately $100 million budgeted for Pioneer's differentiated water infrastructure, resulting in a total 2020 capital budget2 range of $1.4 billion to $1.6 billion.

Pioneer is increasing its guidance for 2020 oil production to a range of 203 to 213 MBOPD and total production range of 356 to 371 MBOEPD. The revised production guidance reflects the current voluntary curtailments that are expected to average approximately 6 MBOPD in the current commodity price environment. The Company continues to monitor the fluid macroeconomic environment and will remain flexible and responsive to changing market conditions to preserve its strong balance sheet.

The Company's previous activity guidance remains unchanged. From April through December 2020, the Company expects to operate an average of five to eight horizontal drilling rigs in the Midland Basin, including one horizontal drilling rig in the southern joint venture area, and operate an average of two to three frac fleets. Pioneer will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed regularly.

Pioneer is redefining its investment proposition to prioritize free cash flow generation and return of capital. This capital allocation framework is intended to create long-term value for shareholders by optimizing the reinvestment of cash flow to a rate of 70% to 80%, which accelerates the Company's free cash flow profile, while continuing to generate strong corporate returns. The Company is targeting a 10% or greater total annual return to shareholders, inclusive of a strong and growing base dividend4, a variable dividend4 and high-return oil growth. The Company believes this differentiated strategy will position Pioneer to be competitive across sectors.

Pioneer continues to maintain substantial oil derivative coverage in order to protect the balance sheet, providing the Company with operational and financial flexibility throughout this period. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Third Quarter 2020 Guidance

Third quarter 2020 oil production is forecasted to average between 191 to 201 MBOPD and total production is expected to average between 341 to 356 MBOEPD. Production costs are expected to average $6.25 per BOE to $7.75 per BOE. DD&A expense is expected to average $12.00 per BOE to $14.00 per BOE. Total exploration and abandonment expense is forecasted to be $5 million to $15 million. G&A expense is expected to be $58 million to $68 million. Interest expense is expected to be $31 million to $36 million. Other expense is forecasted to be $20 million to $30 million, excluding stacked drilling rig fees, idle frac fleet fees and other fees associated with reduced activity levels. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $20 million to $60 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be less than 21%. Current income taxes are expected to be nominal.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility.  The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer is focused on reducing emissions and emission intensities. Between 2016 and 2018, the Company's greenhouse gas (GHG) emissions have been reduced by 24%, total GHG emission intensity has decreased by 38% and methane intensity has declined by 41%. Additionally, between January 2018 and July 2019, the Company was able to limit Permian flaring to less than 2% of its produced gas, one of the lowest flaring percentages in the Permian Basin. The Company's proactive measures, including monitoring 100% of its Permian facilities aerially for leak detection and repair (LDAR) and only producing a well once it is fully connected to a gas line, help to make Pioneer a leader in environmental stewardship.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment Committee and a Nominating and Corporate Governance Committee to provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in safety and environmental practices.

For more details, see Pioneer’s 2019 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Wednesday, August 5, 2020, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended June 30, 2020, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 353-6461 and enter confirmation code 9285881 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through August 31, 2020. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining, storage and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, cash flow, well costs, capital expenditures, rates of return to shareholders, expenses, cash flows from purchases and sales of oil and gas net of firm transportation commitments, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP measure. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and corporate facilities.

Footnote 3: Unusual items include the following: (i) COVID-19 operational plan changes of (a) $41 million related to idle frac fleet fees, stacked drilling rig charges and drilling rig early termination charges, (b) $6 million of underutilization and restructuring charges associated with the Company's well services business and (c) $4 million in sand take-or-pay deficiencies and (ii) $27 million of early extinguishment of debt charges associated with the Company's second quarter of 2020 debt refinancing activities. See reconciliation in supplemental schedules.

Footnote 4: The declaration and payment of future dividends is at the discretion of the Company's board of directors and will depend on, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$180	$631
Restricted cash	69	74
Accounts receivable, net	566	1,035
Income taxes receivable	21	7
Inventories	170	205
Derivatives	72	32
Investment in affiliate	85	187
Other	32	20
Total current assets	1,195	2,191
Oil and gas properties, successful efforts method of accounting	23,794	23,028
Accumulated depletion, depreciation and amortization	(9,349)	(8,583)
Total oil and gas properties, net	14,445	14,445
Other property and equipment, net	1,622	1,632
Operating lease right of use assets	216	280
Goodwill	261	261
Derivatives	3	—
Other assets	164	258
	$17,906	$19,067

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$852	$1,411
Interest payable	26	53
Income taxes payable	4	3
Current portion of long-term debt	139	450
Derivatives	88	12
Operating leases	110	136
Other	365	431
Total current liabilities	1,584	2,496
Long-term debt	2,054	1,839
Derivatives	27	8
Deferred income taxes	1,403	1,389
Operating leases	124	170
Other liabilities	974	1,046
Equity	11,740	12,119
	$17,906	$19,067

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas	$600	$1,196	$1,695	$2,332
Sales of purchased oil and gas	541	1,183	1,456	2,292
Interest and other income (loss), net	48	(11)	(158)	181
Derivative gain (loss), net	(336)	43	117	29
Gain (loss) on disposition of assets, net	6	(488)	6	(498)
	859	1,923	3,116	4,336
Costs and expenses:
Oil and gas production	167	219	343	440
Production and ad valorem taxes	47	69	120	136
Depletion, depreciation and amortization	416	412	850	833
Purchased oil and gas	572	1,102	1,600	2,059
Exploration and abandonments	10	15	19	35
General and administrative	60	80	116	174
Accretion of discount on asset retirement obligations	2	2	5	5
Interest	33	29	60	59
Other	90	211	175	358
	1,397	2,139	3,288	4,099
Income (loss) before income taxes	(538)	(216)	(172)	237
Income tax benefit (provision)	99	47	22	(56)
Net income (loss) attributed to common stockholders	$(439)	$(169)	$(150)	$181

Net income per share attributable to common stockholders:
Basic and diluted net income (loss) per share attributable to common stockholders	$(2.66)	$(1.01)	$(0.91)	$1.07

Weighted average shares outstanding:
Basic	165	168	165	168
Diluted	165	168	165	169

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(439)	$(169)	$(150)	$181
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	416	412	850	833
Impairment of inventory and other property and equipment	—	2	1	31
Exploration expenses, including dry holes	1	3	3	4
Deferred income taxes	(88)	(47)	(11)	56
(Gain) loss on disposition of assets, net	(6)	488	(6)	498
Loss on early extinguishment of debt	27	—	27	—
Accretion of discount on asset retirement obligations	2	2	5	5
Interest expense	13	2	18	3
Derivative-related activity	464	(37)	52	(20)
Amortization of stock-based compensation	17	38	33	62
Investment in affiliate valuation adjustment	(44)	3	101	(171)
South Texas contingent consideration valuation adjustment	1	13	64	13
South Texas deficiency fee obligation	—	—	69	—
Other	36	25	64	76
Change in operating assets and liabilities:
Accounts receivable	(11)	86	468	17
Inventories	18	(22)	34	(58)
Other assets	8	(1)	26	(16)
Accounts payable	(29)	(8)	(313)	(69)
Interest payable	8	29	(27)	—
Other liabilities	(66)	(30)	(154)	(52)
Net cash provided by operating activities	328	789	1,154	1,393
Net cash used in investing activities	(423)	(325)	(1,106)	(1,020)
Net cash used in financing activities	(514)	(257)	(504)	(480)
Net increase (decrease) in cash, cash equivalents and restricted cash	(609)	207	(456)	(107)
Cash, cash equivalents and restricted cash, beginning of period	858	511	705	825
Cash, cash equivalents and restricted cash, end of period	$249	$718	$249	$718

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Average Daily Sales Volume:
Oil (Bbls)	214,959	207,438	218,808	206,850
Natural gas liquids ("NGLs") (Bbls)	90,184	67,076	87,271	67,073
Gas (Mcf)	416,516	357,917	412,704	359,261
Total (BOE)	374,563	334,167	374,863	333,800

Average Price:
Oil per Bbl	$23.16	$55.50	$34.58	$52.47
NGLs per Bbl	$12.65	$19.63	$13.55	$21.20
Gas per Mcf	$1.15	$0.89	$1.38	$1.69
Total per BOE	$17.61	$39.35	$24.85	$38.60

Three Months Ended June 30, 2020
(in $ per BOE)
Margin Data:
Average price	$17.61
Production costs	(4.92)
Production and ad valorem taxes	(1.35)
$11.34

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$(439)	$(169)	$(150)	$181
Participating share-based basic earnings	—	—	—	(1)
Basic and diluted net income (loss) attributable to common stockholders	$(439)	$(169)	$(150)	$180

Basic weighted average shares outstanding	165	168	165	168
Dilution attributable to stock-based compensation awards	—	—	—	1
Diluted weighted average shares outstanding	165	168	165	169

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX, discretionary cash flow ("DCF") (as defined below) and net debt to trailing twelve months EBITDAX are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX, DCF and net debt to trailing twelve months EBITDAX as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(439)	$(169)	$(150)	$181
Depletion, depreciation and amortization	416	412	850	833
Exploration and abandonments	10	15	19	35
Impairment of inventory and other property and equipment	—	2	1	31
Accretion of discount on asset retirement obligations	2	2	5	5
Interest expense	33	29	60	59
Income tax (benefit) provision	(99)	(47)	(22)	56
(Gain) loss on disposition of assets	(6)	488	(6)	498
Loss on early extinguishment of debt	27	—	27	—
Derivative-related activity	464	(37)	52	(20)
Amortization of stock-based compensation	17	16	33	37
Investment in affiliate valuation adjustment	(44)	3	101	(171)
South Texas contingent consideration valuation adjustment	1	13	64	13
Restructuring charge	—	154	—	166
South Texas deficiency fee obligation	—	—	69	—
Other	36	25	64	76
EBITDAX before restructuring charge	418	906	1,167	1,799
Restructuring charge	—	(132)	—	(141)
EBITDAX (a)	418	774	1,167	1,658
Cash interest expense	(20)	(27)	(42)	(56)
Current income tax benefit	11	—	11	—
Discretionary cash flow (b)	409	747	1,136	1,602
Cash exploration expense	(9)	(12)	(16)	(31)
Changes in operating assets and liabilities	(72)	54	34	(178)
Net cash provided by operating activities	$328	$789	$1,154	$1,393

______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; restructuring charges; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions, except ratios)

Trailing Twelve Months Ended June 30, 2020
Net income	$425
Depletion, depreciation and amortization	1,728
Exploration and abandonments	42
Impairment of inventory and other property and equipment	8
Accretion of discount on asset retirement obligations	10
Interest expense	122
Income tax provision	153
Gain on disposition of assets	(27)
Loss on early extinguishment of debt	27
Derivative-related activity	85
Amortization of stock-based compensation	70
Investment in affiliate valuation adjustment	257
South Texas contingent consideration valuation adjustment	96
South Texas deficiency fee obligation	69
Other	94
EBITDAX (a)	3,159
Cash interest expense	(98)
Current income tax benefit	16
Discretionary cash flow (b)	3,077
Cash exploration expense	(35)
Changes in operating assets and liabilities	(166)
Net cash provided by operating activities	$2,876
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.
The Company's net debt to trailing twelve months EBITDAX is calculated as follows:

June 30, 2020
Current and long-term portion of long-term debt	$2,193
Less: Cash and cash equivalents	(180)
Net debt	$2,013

Net debt to trailing twelve months EBITDAX	0.6

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted loss attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and loss attributable to common stockholders excluding noncash MTM adjustments and unusual items are presented in this earnings release and reconciled to the Company's net loss attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net loss attributable to common stockholders as determined in accordance with GAAP is reconciled to loss adjusted for noncash MTM adjustments including (i) the Company's derivative positions, (ii) contingent consideration attributable to the 2019 South Texas divestiture and (iii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), and unusual items is as follows:

		Three Months Ended June 30, 2020
	Ref	After-tax Amounts	Per Diluted Share
Net loss attributable to common stockholders		$(439)	$(2.66)
Noncash MTM adjustments:
Derivative loss, net ($464 pretax)		362	2.20
South Texas contingent consideration loss ($1 pretax)		1	0.01
ProPetro stock gain ($44 pretax)		(34)	(0.21)
Adjusted loss excluding noncash MTM adjustments		(110)	(0.66)
Unusual items:
COVID-19 related charges ($51 pretax)	(a)	40	0.24
Early extinguishment of debt charges ($27 pretax)	(b)	21	0.13
Gain on disposition of assets ($6 pretax)	(c)	(5)	(0.03)
Adjusted loss excluding noncash MTM adjustments and unusual items		$(54)	$(0.32)
_____________________

(a)	As a result of changes to the Company's drilling plans caused by the COVID-19 pandemic, the Company recognized (i) a $41 million charge associated with idle frac fleet fees, stacked drilling rig charges and drilling rig early termination charges, (ii) a $6 million charge related to underutilization and restructuring of the Company's well services business and (iii) $4 million in charges related to sand take-or-pay deficiencies and other payments.
(b)	As a result of refinancing of the Company's near-term debt maturities, the Company recognized (i) a $25 million charge associated with partial extinguishment of certain of its senior notes prior to their scheduled maturities, which included a pro-rata charge for deferred financing costs and unamortized debt discounts and (ii) a $2 million charge for financing costs associated with terminating its 364-day credit agreement.
(c)	Primarily represents a gain on the sale of certain vertical wells and approximately 1,500 net acres.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net cash provided by operating activities	$328	$1,154
Changes in operating assets and liabilities	72	(34)
Less: Capital expenditures (a)	(235)	(856)
Free cash flow	$165	$264
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Costs incurred	$220	$816
Less: Excluded items (a)	(9)	(15)
Plus: Other property, plant and equipment capital (b)	24	55
Capital expenditures	$235	$856
______________________

(a) Comprised of acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b) Includes other property plant and equipment additions related to water infrastructure, well services and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of August 3, 2020
(Volumes are average daily amounts)

	2020		Year Ending December 31, 2021
	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent collar contracts with short puts: (a)
Volume	115,500	115,500	—
Price:
Ceiling	$69.78	$69.78	$—
Floor	$62.06	$62.06	$—
Short put	$53.56	$53.56	$—
Brent swap contracts:
Volume	172,200	155,200	—
Price	$35.70	$36.47	$—
Brent call contracts sold:
Volume (b)	—	—	20,000
Price	$—	$—	$69.74
Brent collar contracts with short puts:
Volume	30,000	30,000	107,000
Price:
Ceiling	$43.09	$43.09	$49.22
Floor	$34.83	$34.83	$43.74
Short put	$24.83	$24.83	$33.78
Average daily gas production associated with Derivatives (MMBtu):
NYMEX swap contracts:
Volume	30,000	16,739	132,466
Price	$2.41	$2.43	$2.64
NYMEX collar contracts:
Volume	—	—	80,000
Price:
Ceiling	$—	$—	$3.15
Floor	$—	$—	$2.50
Basis swap contracts:
Permian Basin index swap volume (c)	30,000	16,739	2,466
Price differential	$(1.68)	$(1.59)	$(1.46)
______________________
(a)Represents collar contracts with short puts that were entered into prior to the March 2020 oil price decline. During and subsequent to March 2020, the Company entered into incremental swap contracts and collar contracts with short puts to provide additional downside protection for its remaining 2020 volumes.
(b)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(c)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX index price used in swap contracts.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss) , Net
(in millions)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Noncash changes in fair value:
Oil derivative loss, net	$(466)	$(52)
Gas derivative gain, net	2	—
Total noncash derivative loss, net	(464)	(52)

Net cash receipts on settled derivative instruments:
Oil derivative receipts	128	191
Interest rate derivative payments	—	(22)
Total cash receipts on settled derivative instruments, net	128	169
Total derivative gain (loss), net	$(336)	$117